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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 4 to Registration Statement No. 333-66371 of U.S. Restaurant Properties, Inc. on Form S-3 of our report dated March 19, 1999 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for contingent rents to conform to the consensus reached by the Emerging Issues Task Force in Issue 98-9 on May 21, 1998) appearing in the Annual Report on Form 10-K/A of U.S. Restaurant Properties, Inc. for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




DELOITTE & TOUCHE LLP




Dallas, Texas
June 24, 1999